Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 21, 2016 (the “Acquisition Date”), we completed our acquisition of SolarCity Corporation (“SolarCity”). As of the Acquisition Date, our CEO was the chair of SolarCity’s Board of Directors. Pursuant to the Agreement and Plan of Merger, each issued and outstanding share of SolarCity common stock was converted into 0.11 (the “Exchange Ratio”) shares of Tesla common stock. SolarCity options and restricted stock unit awards were assumed by Tesla and converted into corresponding equity awards in respect of Tesla common stock based on the Exchange Ratio, with the awards retaining the same vesting and other terms and conditions as in effect immediately prior to the acquisition.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations is derived from the historical financial statements of Tesla which includes the financial results of SolarCity subsequent to the Acquisition Date through December 31, 2016 and SolarCity for the period of January 1, 2016 through the Acquisition Date, as adjusted to give effect to the acquisition. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2016 updates the previously filed pro forma condensed financial statement included in our Joint Proxy Statement/Prospectus dated October 12, 2016. Accordingly, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2016 gives effect to the acquisition as if it had occurred on January 1, 2015.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. The final determination of fair value of assets acquired and liabilities assumed could result in material changes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations is provided for illustrative purposes only and does not purport to represent what the Company’s actual consolidated results of operations would have been had the acquisition occurred on the date assumed, nor are they indicative of the Company’s future consolidated results of operations. The actual results reported in periods following the acquisition may differ significantly from those reflected in this Unaudited Pro Forma Condensed Combined Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this Unaudited Pro Forma Condensed Combined Financial Statement and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the acquisition. Non-recurring items related to the acquisition were not included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

This pro forma financial information is unaudited and presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition of SolarCity and the other transactions contemplated by this acquisition had been completed as of January 1, 2015, nor is it necessarily indicative of the future operating results of Tesla and SolarCity on a combined and consolidated basis.

Tesla, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2016

(in thousands, except per share data)

	Tesla	SolarCity	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Revenues
Automotive	$5,589,007	$—	$—		$5,589,007
Automotive leasing	761,759	—	—		761,759

Total automotive revenue	6,350,766	—	—		6,350,766
Energy generation and storage	181,394	629,754	(93,010)	(a),(b)	718,138
Services and other	467,972		—		467,972

Total revenues	7,000,132	629,754	(93,010)		7,536,876
Cost of revenues
Automotive	4,268,087	—	—		4,268,087
Automotive leasing	481,994	—	—		481,994

Total automotive cost of revenues	4,750,081	—			4,750,081
Energy generation and storage	178,332	414,630	(5,064)	(c),(d),(e),(j)	587,898
Services and other	472,462		—		472,462

Total cost of revenues	5,400,875	414,630	(5,064)		5,810,441

Gross profit	1,599,257	215,124	(87,946)		1,726,435
Operating expenses
Research and development	834,408	112,363	72	(e)	946,843
Selling, general and administrative	1,432,189	697,240	(47,675)	(e),(k)	2,081,754

Total operating expenses	2,266,597	809,603	(47,603)		3,028,597

Loss from operations	(667,340)	(594,479)	(40,343)		(1,302,162)
Interest income	8,530	—	—		8,530
Interest expense	(198,810)	(136,324)	(9,604)	(f)	(344,738)
Other income (expense), net	111,272	(15,890)	(88,727)	(l)	6,655

Loss before income taxes	(746,348)	(746,693)	(138,674)		(1,631,715)
Provision for income taxes	26,698	(754)	(461)	(g)	25,483

Net loss	(773,046)	(745,939)	(138,213)		(1,657,198)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(98,132)	(903,886)	47,688	(h)	(954,330)

Net income (loss) attributable to common stockholders	$(674,914)	$157,947	$(185,901)		$(702,868)

Net loss per share of common stock attributable to common stockholders, basic and diluted	$(4.68)				$(4.56	)(i)

Weighted-average shares used in computing net loss per share of common stock, basic and diluted	144,212		9,878		154,090	(i)

Note 1. Preliminary estimated purchase price allocation

We accounted for the acquisition using the purchase method of accounting for business combinations under ASC 805, Business Combinations. The total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities and noncontrolling interests assumed based on their estimated fair values as of the Acquisition Date.

Fair Value of Consideration Transferred

The Acquisition Date fair value of the consideration transferred totaled $2.1 billion, which consisted of the following (in thousands, except for share and per share amounts):

Total fair value of Tesla common stock issued (11,124,497 shares issued at $185.04 per share)	$2,058,477
Fair value of replacement Tesla stock options and restricted stock units for vested SolarCity awards	87,500

Total purchase price	$2,145,977

In addition, we also assumed unvested SolarCity awards of $95.9 million which will be recognized as stock-based compensation expense over the remaining requisite service period. Per ASC 805, Business Combinations, the replacement of stock options or other share-based payment awards in conjunction with a business combination represents a modification of share-based payment awards that must be accounted for in accordance with ASC 718, Compensation—Stock Compensation. As a result of our obligation to issue replacement awards, a portion of the fair-value-based measure of replacement awards is included in measuring the purchase consideration transferred in the business combination. To determine the portion of the replacement awards that is part of the purchase consideration, we measured the fair value of both the replacement awards and the historical awards as of the Acquisition Date, in accordance with ASC 718. The fair value of the replacement awards, whether vested or unvested, was included in the purchase consideration to the extent that pre-acquisition services had been rendered.

Fair Value of Assets Acquired and Liabilities Assumed

The preliminary allocation of the purchase price is based on management’s estimate of the acquisition-date fair values of the assets acquired and liabilities assumed, as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$213,523
Accounts receivable	74,619
Inventory	191,878
Solar energy systems, leased and to be leased	5,781,496
Property, plant and equipment	1,056,312
MyPower notes, net of current portion	509,712
Restricted cash	129,196
Intangible assets	356,510
Prepaid expenses and other assets, current and non-current	199,864

Total assets acquired	$8,513,110

Liabilities assumed:
Accounts payable	$230,078
Accrued liabilities	238,590
Debt and capital leases, current and non-current	3,403,840
Financing obligations	121,290
Deferred revenue, current and non-current	271,128

Other liabilities	950,423

Total liabilities assumed	$5,215,349

Net assets acquired	$3,297,761

Noncontrolling interests redeemable and non-redeemable	$1,066,517
Capped call options associated with 2014 convertible notes	(3,460)

Total net assets acquired	$2,234,704
Gain on acquisition of SolarCity Corporation	(88,727)

Total purchase price	$2,145,977

As we finalize the fair value of assets acquired and liabilities assumed, additional purchase price adjustments may be recorded during the measurement period (a period not to exceed 12 months) in 2017. Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materiality impact our results of operations. Specifically, we used a discounted cash flows model to value the acquired solar energy systems, leased and to be leased, as well as the noncontrolling interests in subsidiaries. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows and the discount rates. The finalization of the purchase accounting assessment may result in a change in the valuation of asset acquired, liabilities assumed and taxes may have a material impact on our results of operations and financial position.

The following is a discussion of the valuation methods used to determine the fair value of SolarCity’s significant assets and liabilities in connection with the preparation of the Unaudited Pro Forma Condensed Consolidated Statement of Operations:

Solar energy systems, leased and to be leased: The fair value of solar energy systems, leased and to be leased, has been determined primarily through the use of the discounted cash flow method under the income approach as corroborated with the cost approach. Specifically, the cash flows utilized in the analysis reflect the current market contract rate for electricity generated from the solar energy systems and recent forecast of energy production, and discounted at a risk adjusted rate of return.

Intangible assets and liabilities: The preliminary identifiable intangible assets consist of anticipated intangibles derived from developed technology, trade name and unfavorable power purchase agreements and leases, net. The preliminary identification of these intangible assets are based on consideration of historical experience and a market participant’s view. The intangible assets and liabilities are valued primarily through the use of the cost to recreate method and discounted cash flow method under the income approach.

These identifiable intangible assets are finite-lived intangible assets and the estimated amortization related to these intangible assets is reflected as a pro forma adjustment in the Unaudited Pro Forma Statement of Operations.

Deferred revenue, deferred income and deferred costs: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. The fair value is primarily estimated using either the discounted cash flow method under the income approach, or the expected fulfillment obligation plus a reasonable profit component under the cost approach. Any related deferred costs associated with deferred revenue that do not have a future performance obligation will also be eliminated upon purchase accounting.

Debt, including convertible senior notes, solar bonds and solar asset-backed notes: The fair value of SolarCity’s debt has been estimated based on available market information and rates currently offered for instruments with similar maturities and terms. The fair value is determined using various models including a discounted cash flows model using inputs including market yield and projected interest and principal payments over the remaining contractual terms of the instrument. The convertible senior notes are priced using market traded prices when available or pricing models, such as the binomial model, using market inputs including stock price, dividend yield and implied volatility.

Other assets and liabilities: Tesla also made certain adjustments to other assets and liabilities, such as deferred income and credits and income tax related prepaid assets, to reflect the fair value at the Acquisition Date.

Non-controlling interests: The fair value of non-controlling interests, or third-party investors’ equity interests in various financing funds with SolarCity, is primarily determined based on the income approach. Forecasted cash flows employed in the income approach may, depending on the vintage and the terms of the financing funds, consist of the following forecast: (i) taxable income allocated to investors; (ii) cash distributions to investors; and (iii) investment tax credits allocated to investors.

Gain on acquisition

The accounting guidance requires that a gain resulting from the fair value of acquired net assets being greater than the consideration paid to acquire the net assets be recorded as a gain included in the results of operations on the acquisition date. We recognized a gain on acquisition of $88.7 million in the fourth quarter of 2016, which is recorded in other income (expense), net on our Consolidated Statements of Operations.

We reassessed the recognition and measurement of identifiable assets and liabilities acquired and concluded that all acquired assets and liabilities were recognized and that the valuation procedures and resulting estimates of fair values were appropriate. The primary factor contributing to the gain relates to the change in the overall price of our common stock from the time that the acquisition Agreement was executed on July 31, 2016 to the acquisition date. During this time, our stock price decreased from $230.01 to $185.04, which in turn reduced the fair value of the consideration.

Note 2. Adjustments to the Pro Forma Statement of Operations

(a)	Reflects the elimination of transactions between Tesla and SolarCity prior to the acquisition. The pro forma adjustments reflect the elimination of historical purchases and sales between Tesla and SolarCity prior to the acquisition. The historical loss from operations of Tesla included revenue of $10 million for sales of energy products to SolarCity for the period from January 1, 2016 through the acquisition date. As SolarCity generally sells these products as part of its leasing arrangement, the impact to SolarCity’s cost of revenues in the corresponding periods was immaterial.

(b)	For the year ended December 31, 2016, revenue from energy generation and storage was reduced by $77 million as a result of the fair value adjustment to deferred revenue as well as a decrease of $6 million in revenue from the amortization of power purchase agreement and lease intangible liabilities, net.

(c)	Reflects the decrease in depreciation expense of the solar energy systems, leased and to be leased, net, as a result of the fair value adjustment. This decrease to cost of revenues associated with operating leases and solar energy systems incentives was $5 million the year ended December 31, 2016.

(d)	Reflects the increase in cost of revenues of $15 million for the year ended December 31, 2016 as a result of the elimination of certain deferred income and credits.

(e)	Reflects the elimination of historical amortization expense related to SolarCity’s existing intangible assets and additional amortization of acquired intangible assets based on the preliminary estimated fair value and useful lives expected to be recorded as a result of the acquisition.

Net increase (decrease) to expense (in thousands)	Year Ended December 31, 2016
Cost of revenues	$(8,025)
Research and development	72
Selling, general and administrative	(2,302)

(f)	Reflects additional interest expense as a result of the change in the fair value of SolarCity’s debt and the amortization of the related debt discount or premium using the effective interest rate method.

(g)	Reflects the income tax effect of unaudited pro forma adjustments using the statutory tax rates in each jurisdiction, less any applicable valuation allowances, which resulted in the elimination of federal and state income tax expense.

(h)	Reflects the impact in the Unaudited Pro Forma Statement of Operations attributable to third party interests in the net assets under certain joint venture financing funds, as a result of the fair valuation of the acquired assets and assumed liabilities.

(i)	The following table shows the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to the estimated number of shares of Tesla Common Stock issued in exchange for the SolarCity outstanding stock calculated using the Exchange Ratio, for the year ended December 31, 2016 as if the acquisition has taken place as of January 1, 2015 (in thousands, except per share amounts):

Year Ended December 31, 2016
Pro forma net loss attributable to stockholders	$(702,868)

Pro forma weighted average shares outstanding – basic and diluted(1)	154,090

Pro forma net loss per share of common stock – basic and diluted	$(4.56)

(1)	Note that no adjustment has been made for the impact of replacement awards as their inclusion would have been anti-dilutive.

(j)	Reflects the decrease in cost of revenues of $7 million from the fair value adjustment to deferred costs associated with MyPower deferred revenue.

(k)	Reflects acquisition related transaction costs of $45 million.

(l)	Reflects the decrease in other income (expense), net for the bargain purchase gain related to the acquisition of SolarCity.